Contact:	610-337-1000	For Immediate Release:
	Robert W. Krick, ext. 3645 Brenda A. Blake, ext. 3202	October 3, 2007

UGI Issues Earnings Guidance and Schedules Fourth Quarter Conference Call

VALLEY FORGE, Pa., October 3 — UGI Corporation (NYSE: UGI) today announced earnings guidance for fiscal years 2007 and 2008. In remarks prepared for investors at an audio webcast meeting in New York, Lon R. Greenberg, chairman and chief executive officer of UGI, said, “Assuming relatively normal weather patterns in the areas we serve this coming winter, we expect to report earnings of approximately $1.95 to $2.05 per diluted share for the fiscal year ending September 30, 2008.”

“We are pleased that the diversity of our businesses, both geographically and with respect to their operating characteristics, has reduced the volatility of our earnings over time,” continued Greenberg. “In the fiscal year ended September 30, 2007 the benefits of that diversity were evident. More normal weather, excellent margin management and growth at AmeriGas combined with similarly excellent performance at Energy Services to nearly offset the effects of warmer weather in our utility service areas and record warm weather in Europe. As a result, we expect to report earnings for the fiscal year ended September 30, 2007 of approximately $1.75 per diluted share, excluding a gain of approximately $0.12 per diluted share on the sale of a propane storage terminal by AmeriGas as previously announced.”

UGI is scheduled to release more detailed results for the fiscal year ended September 30, 2007 on
November 14, 2007.

UGI will host its fourth quarter and fiscal year end 2007 earnings conference call on Wednesday, November 14, 2007, at 4:00 PM ET. Interested parties may listen to a live audio broadcast of the conference call at http://www.shareholder.com/ugi/medialist.cfm. A telephonic replay of the call can be accessed approximately one hour after the completion of the call at 1-888-203-1112, passcode 9058142; (International replay 719-457-0820, passcode 9058142) through midnight, Friday, November 16, 2007.

UGI is a holding company with propane marketing, utility and energy marketing subsidiaries. Through subsidiaries, UGI owns 44% of AmeriGas Partners, L. P. (NYSE: APU), the nation’s largest retail propane marketer, and owns Antargaz, one of the largest LPG distributors in France.

Comprehensive information about UGI Corporation is available on the Internet at http://www.ugicorp.com.

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This press release contains certain forward-looking statements which management believes to be reasonable as of today’s date only. Actual results may differ significantly because of risks and uncertainties that are difficult to predict and many of which are beyond management’s control. Among them are adverse weather conditions, price volatility and availability of all energy products, including propane, natural gas, electricity and fuel oil, increased customer conservation measures, domestic and international economic and political conditions and currency exchange rates. You should read UGI’s Annual Report on Form 10-K for a more extensive list of factors that could affect results. UGI undertakes no obligation to release revisions to its forward-looking statements to reflect events or circumstances occurring after today.

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